Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: S&P 500 ® Index (ticker: “SPX”) and Russell 2000 ® Index (ticker: “ RTY ”) Pricing date: March 30, 2021 Valuation date: June 30, 2022 Maturity date: July 6, 2022 Coupon: 6.60 % per annum, paid monthly Coupon payment dates: Monthly Downside threshold value : For each underlying, 70% of its initial underlying value Downside event: If the final underlying value of the worst performer on the valuation date is less than its downside threshold value Automatic early redemption: If on any autocall date the closing value of the worst performer is above its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon Autocall dates: Quarterly beginning after six months CUSIP / ISIN: 17329F4K7 / US17329F4K71 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying on any date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): You will receive at maturity, for each security you then hold, the final coupon payment plus: • If a downside event does not occur: $1,000 • If a downside event occurs: $1,000 + ($1,000 × the underlying return of the worst performer on the valuation date) If the securities are not automatically redeemed prior to maturity and a downside event occurs , you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated March 18, 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 1.25 Year Autocallable Equity Linked Securities Linked to the Worst of SPX and RTY Hypothetical Interim Payment per Security Hypothetical Worst Underlying Return on Valuation Date Hypothetical Payment at Maturity 100.00% $1,005.50 75.00% $1,005.50 50.00% $1,005.50 25.00% $1,005.50 0.00% $1,005.50 - 20.00% $1,005.50 - 30.00% $1,005.50 - 30.01% $705.40 - 75.00% $255.50 - 100.00% $5.50 Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment Hypothetical Underlying Return of Worst Performer on Autocall Date Hypothetical Payment on the Immediately Following Coupon Payment Date Hypothetical Redemption 100.00% $1,005.50 Redeemed 50.00% $1,005.50 Redeemed 25.00% $1,005.50 Redeemed 0.00% $1,005.50 Redeemed - 10.00% $5.50 Securities not redeemed - 20.00% $5.50 Securities not redeemed - 25.00% $5.50 Securities not redeemed - 75.00% $5.50 Securities not redeemed - 100.00% $5.50 Securities not redeemed Hypothetical Payment at Maturity per Security If the closing value of the worst performer is greater than or equal to its initial underlying value on any autocall date, then the securities will be automatically redeemed prior to maturity.

Selected Risk Considerations • You may lose a some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the valuation date. If the final underlying value of the worst performer on the valuation date is less than its downside threshold value , you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities (excluding the final coupon payment), and you may lose up to all of your investment. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments . • Higher coupon payment rates are associated with greater risk. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities offer downside exposure to the worst performer, but no upside exposure to any underlying. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • The performance of the securities will depend on the closing values of the underlyings solely on the autocall dates and the valuation date, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the autocall dates and the valuation date. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.